NEWS RELEASE
FOR IMMEDIATE RELEASE
Synalloy Corporation Announces First Quarter Results

Spartanburg, South Carolina, April 24, 2009...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, stainless steel pipe, vessels and process equipment, announces that the first quarter of 2009 produced net earnings of  $194,000, or $.03 per share, on a 30% sales decrease to $35,522,000. This compares to net earnings of $1,862,000, or $.30 per share on sales of $50,974,000, in 2008’s first quarter. Although management is disappointed with the modest level of profitability, we are pleased that the Company has remained profitable and produced good cash flow during the worst economic turmoil we have ever experienced.

Specialty Chemicals Segment

Sales decreased 8% from the first quarter of 2008 primarily from the sale on March 6, 2009, of the Segment’s pigment dispersion business, and to a lesser extent from a softening in business conditions, mainly in our contract manufacturing. Operating income declined 39% from the first quarter of 2008. Contract manufacturing more than accounted for the operating income decline in the quarter which resulted from lower volumes generating unabsorbed manufacturing costs, excess costs from manufacturing issues on several products which were corrected during the quarter, and unusually high maintenance costs. Raw material costs stabilized during the quarter after increasing most of 2008, allowing sales from our basic chemical products to generate a modest increase in operating income compared to the same quarter last year. The sale of the pigment dispersion business included substantially all of the operations’ assets for a purchase price approximately equal to their net book value as of the date of sale. As part of the agreement, the Segment is toll manufacturing pigments for a transitional period of up to one year. The Segment will continue to produce and sell chemical dispersions utilizing some of the existing equipment.

Metals Segment

Due to the nature of this business, which is highly dependent on capital expenditures, the effect from the economic turmoil has been significant. Sales decreased 39% in the first quarter of 2009 from the same quarter a year earlier and operating income declined 78%. The sales decline resulted from a 34% decrease in average selling prices partially offset by 18% higher unit volumes. The significant decrease in first quarter selling prices, when compared to 2008’s first quarter, reflects much lower stainless steel prices together with a change in product mix to a higher percent of lower-priced commodity pipe from higher-priced non-commodity pipe and piping systems. The increase in unit volume resulted from a 94% increase in commodity pipe sales, partially offset by a 27% decline in non-commodity unit volumes compared to the same quarter a year earlier. The big percentage increase in commodity pipe unit volumes must be viewed in the context of the comparison with last year’s unusually weak first quarter level. The poor economic conditions worldwide have depressed demand for stainless steel, leading to continued pricing pressure for commodity pipe. Stainless steel surcharges, resulting primarily from the changes in nickel prices, continued to fall precipitously during the first quarter to levels about equal to one third of 2008’s first quarter averages. We cannot precisely calculate the effect of the price declines on profitability, but our estimate is that profits were reduced by about $3,000,000 in the first quarter of 2009 as the result of matching high historical inventory costs against much lower selling prices under our FIFO inventory method. As a result, commodity pipe had a negative gross margin in the first quarter of 2009. The decline in unit volumes for non-commodity products in the first quarter came from piping systems when compared to 2008’s first quarter. Responding to the poor economy, many of the piping systems’ customers have extended their delivery dates over the past two quarters accounting for the first quarter of 2009 decline in unit volume for non-commodity products from 2008’s amount. In the first quarter of 2008, piping systems benefited from the completion of several major projects generating strong profits. Despite these factors, non-commodity products generated good operating results for the first quarter of 2009. However, the results were below the strong results achieved in 2008’s first quarter contributing to the operating income decline for the first quarter of 2009 compared to 2008.

Other Items

Management recognizes the importance of maintaining a strong financial position during the chaotic economic conditions we currently face. The positive result of the huge price declines that have taken place in our Metals Segment is that working capital needs are decreased by reduced inventory values and accounts receivable. Even though profits were modest in the first quarter, cash flow of $6,368,000 from operations let us pay a $632,000 cash dividend, reduce debt by $5,059,000 and increase cash balances by $327,000.  Debt net of cash at the end of the first quarter was only $4,942,000 compared to $62,485,000 of Shareholders' Equity. We are well positioned to take advantage of any opportunities that may emerge as the year progresses.

Outlook

The Specialty Chemicals Segment began 2009 experiencing difficult conditions during the first two months of the quarter. However, revenues and profits began to improve in March. Management is hopeful that this favorable trend will continue, reflecting its efforts to generate new products, improve existing products, and compete in markets not as susceptible to foreign imports. With raw material prices stabilizing, primarily from lower petroleum costs, the negative impacts of rapidly increasing raw material costs experienced over the last several quarters should allow the Segment to generate more consistent profit margins in the second quarter of 2009, assuming economic conditions do not deteriorate from their current levels. However, the uncertainty of the economy makes predictions of the Segment's performance extremely difficult.

As a result of the significant increases in stainless steel pipe imported from China, the Bristol Metals, LLC along with three other U.S. producers of stainless steel pipe and the United Steelworkers Union filed an unfair-trade case against China on January 30, 2008. The U.S. Department of Commerce (DOC) issued final determinations on welded stainless steel pipe, and on January 21, 2009, it announced its determination of duties ranging from 12% to over 300% on stainless steel welded pipe smaller than 16 inches in diameter imported from China. The International Trade Commission (ITC) had its final vote February 19th and upheld the earlier determinations by the DOC. Bristol Metals, LLC joined other domestic producers to appeal the lower than anticipated dumping margin imposed on one Chinese manufacturer in the determination of duties.  We expect the court to rule on this appeal within 12-18 months. We believe the actions by the ITC and the DOC have reduced import activity and have had a positive influence on demand for domestic producers. This is encouraging, but, until this trade case is finalized, it will add uncertainty to the future results from commodity pipe. This positive impact on commodity pipe volumes has been more than offset by falling stainless steel prices, the depressed economy, and distributors’ reluctance to restock inventories. Although stainless steel surcharges appear to have stopped the precipitous decline seen in the first quarter, the significant declines experienced over the last two quarters have created a poor pricing environment for our commodity pipe, which will continue to negatively impact profitability into the second quarter of 2009. Our steel suppliers have implemented a 6% price increase which the industry thinks will be accepted in the market place. We are hopeful that this signals that the lows in stainless steel prices are behind us which would bode well for future profitability. It is possible that the stimulus spending by the Federal Government will fund increased activity in the water and wastewater treatment area, which is a significant part of our piping systems business. However, the impact from current economic conditions both domestically and world-wide makes it difficult to predict the performance of this Segment for the second quarter and remainder of 2009. Management continues to believe we are the largest and most capable domestic producer of non-commodity stainless pipe and an effective producer of commodity stainless pipe which should serve us well in the long run. We also continue to be optimistic about the piping systems business over the long term based on our strong backlog, with 80% of the backlog coming from energy and water and wastewater treatment projects. Piping systems’ backlog was $41,007,000 at the end of the first quarter of 2009 compared to $ 45,500,000 at the end of 2008. We estimate that approximately 60% of the backlog should be completed in 2009.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan," “outlook” and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; customer delays or difficulties in the production of products; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather the current economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update any forward-looking information included in this release.

Contact:  Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
	Apr 4, 2009	Mar 29, 2008

Net sales
Specialty Chemicals Segment	$12,895,000	$14,052,000
Metals Segment	22,627,000	36,922,000
	$35,522,000	$50,974,000
Operating income
Specialty Chemicals Segment	$267,000	$439,000
Metals Segment	774,000	3,449,000
	1,041,000	3,888,000
Unallocated expenses
Corporate	692,000	744,000
Interest and debt expense	105,000	192,000
Change in fair value of interest rate swap	(49,000)	140,000
Other income	(1,000)	(2,000)
Income before income taxes	294,000	2,814,000
Provision for income taxes	100,000	952,000
Net income	$194,000	$1,862,000

Net income
Per basic common share	$.03	$.30
Per diluted common share	$.03	$.30
Average shares outstanding
Basic	6,249,357	6,239,976
Diluted	6,250,983	6,281,059

Backlog-Piping Systems & Process Equipment	$41,007,000	$49,800,000

Balance Sheet	Apr 4, 2009	Mar 29, 2008
Assets
Cash and sundry current assets	$3,146,000	$2,773,000
Accounts receivable, net	18,184,000	27,834,000
Inventories	39,354,000	46,130,000
Total current assets	60,684,000	76,737,000
Property, plant and equipment, net	21,293,000	21,262,000
Other assets	4,348,000	4,328,000
Total assets	$86,325,000	$102,327,000

Liabilities and shareholders' equity
Current portion of long-term debt	$467,000	$467,000
Accounts payable	7,541,000	13,101,000
Accrued expenses	6,438,000	10,365,000
Total current liabilities	14,446,000	23,933,000
Long-term debt	4,900,000	16,271,000
Other long-term liabilities	4,494,000	3,617,000
Shareholders' equity	62,485,000	58,506,000
Total liabilities & shareholders' equity	$86,325,000	$102,327,000